SUB-ITEM 77m


                                 AIM FUNDS GROUP

                             SECRETARY'S CERTIFICATE

         I, John H. Lively, Assistant Secretary of AIM Funds Group ("AFG"), a Delaware business trust, DO HEREBY CERTIFY on this date in connection with the Agreement and Plan of Reorganization, dated as of June 13, 2001, (the "Agreement"), between AIM Balanced Fund, a series of AFG, AIM Advisor Funds
(AAF), acting on behalf of AIM Advisor Flex Fund, a series of AAF and A I M Advisors, Inc., a Delaware corporation, as follows:

         Attached hereto as Exhibit A is a true and correct copy of certain resolutions adopted by the Board of Trustees of AFG at a meeting thereof held on June 13, 2001, and said resolutions have not been altered, amended or rescinded, and remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, I have signed this Certificate as of the 11th day of February, 2002.


                                           AIM FUNDS GROUP



                                           By:  /s/ John H. Lively
                                                ------------------
                                                John H. Lively
                                                Assistant Secretary

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                                    EXHIBIT A

Resolutions of the Board of Trustees of AIM Funds Group adopted on behalf of AIM Balanced Fund at a meeting of the Board held on June 13, 2001.

         "RESOLVED, that the Agreement and Plan of Reorganization by and among AIM Advisor Funds ("AAF") acting on behalf of AIM Advisor Flex Fund ("Advisor Flex"), AIM Funds Group ("AFG"), acting on behalf of AIM Balanced Fund ("Balanced"), and A I M Advisors, Inc. in substantially the form presented with these resolutions (the "Plan"), providing for the transfer of Advisor Flex's assets to, and the assumption of Advisor Flex's liabilities by, Balanced, and for the issuance of Class A shares of Balanced directly to the Class A shareholders of Advisor Flex, for the issuance of Class B shares of Balanced directly to Class B shareholders of Advisor Flex, and for the issuance of Class C shares of Balanced directly to Class C shareholders of Advisor Flex, is hereby authorized, approved, and adopted in all respects, with such changes as the officers of AAF and AFG deem necessary or appropriate upon consultation with counsel to AAF and AFG; and it is

         FURTHER RESOLVED, that the Board of AAF has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Plan is in the best interests of Flex Fund and its shareholders and that such transaction will not dilute the interests of the existing shareholders of Flex Fund; and it is

         FURTHER RESOLVED, that the Board of AFG has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Plan is in the best interests of Balanced and its shareholders and that such transaction will not dilute the interests of the existing shareholders of Balanced; and it is

         FURTHER RESOLVED, that the proposed Plan is determined to be advisable on the terms and conditions set forth therein; and it is

         FURTHER RESOLVED, that the officers of AAF and AFG are hereby authorized, empowered, and directed, for and on behalf of AAF and AFG to execute, deliver, and, subject to approval by the Advisor Flex shareholders and satisfaction of other closing conditions, perform the Plan, with any such changes as such officers may deem necessary or appropriate upon consultation with counsel to AAF and AFG; and it is

         FURTHER RESOLVED, that the vote of shareholders of Advisor Flex be solicited at a Special Meeting of Shareholders for the purposes of approving the Plan and the reorganization contemplated thereby; and it is

         FURTHER RESOLVED, that the Board of AAF hereby recommends that the shareholders of Advisor Flex approve the Plan and the transactions contemplated thereby at such meeting; and it is

         FURTHER RESOLVED, that, promptly following finalization of the Combined Proxy Statement/Prospectus seeking approval of the Plan and the related form of proxy, such documents shall be mailed to the Advisor Flex shareholders of record on the record date; and it is

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         FURTHER RESOLVED, that, in connection with the Special Meeting of
         Shareholders, the officers of AAF are hereby authorized, empowered and directed to solicit proxies from the Advisor Flex shareholders to be voted for approval of the Plan and the reorganization contemplated thereby; and it is

         FURTHER RESOLVED, that in accordance with the terms of the Plan, all of the assets and liabilities of Advisor Flex shall be transferred to Balanced in consideration of the issuance of shares of beneficial interest of AFG ("AFG Shares") to the shareholders of Advisor Flex representing interests in Balanced; and it is

         FURTHER RESOLVED, that the officers of AFG are hereby authorized to issue the AFG shares in connection with the Plan; and it is

         FURTHER RESOLVED, that the AFG Shares issued to Advisor Flex Class A shareholders shall be Class A shares of Balanced, the AFG Shares issued to Advisor Flex Class B shareholders shall be Class B shares of Balanced, and the AFG Shares issued to Advisor Flex Class C shareholders shall be Class C shares of Balanced; and it is

         FURTHER RESOLVED, that the value of each of the AFG Shares to be issued upon receipt of Advisor Flex's assets shall be the net asset value per share of Balanced' assets next determined, in accordance with AFG's prospectus then in effect after receipt of Advisor Flex's assets; and it is

         FURTHER RESOLVED, that, upon issuance of AFG Shares to Advisor Flex's shareholders after receipt of Advisor Flex's assets, AFG Shares issued to Advisor Flex's shareholders shall be validly issued, fully paid, and nonassessable; and it is

         FURTHER RESOLVED, that promptly following the reorganization contemplated by the Plan, AAF shall terminate its Advisor Flex series under applicable state laws; and it is

         FURTHER RESOLVED, that Advisor Flex will cease to offer its shares on or about August 1, 2001, or on such other date as the officers of AAF may deem necessary or appropriate; and it is

         FURTHER RESOLVED, that the officers of AAF and AFG are hereby authorized, empowered, and directed to take any other such action and to prepare, execute, and deliver such other documents as they deem necessary or appropriate to effect the intent and accomplish the purposes of the foregoing resolutions."